Exhibit 5.1

January 19, 2011

pSivida Corp.

400 Pleasant Street

Watertown MA 02472

Ladies and Gentlemen:

This opinion is furnished to you in connection with Registration Statement on Form S-3 (Registration No. 333-163347) of pSivida Corp. (the “Registration Statement”), the base prospectus dated November 25, 2009 (the “Base Prospectus”) and the prospectus supplement dated January 18 and 19, 2011 (together with the Base Prospectus, the “Prospectus”). The Prospectus relates to the offering by pSivida Corp. (the “Company”) of (i) 2,210,000 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”) and (ii) warrants (the “Warrants”) to purchase in aggregate 552,500 shares of Common Stock (the “Warrant Shares”), which Shares, Warrants and Warrant Shares are covered by the Registration Statement. The Shares and Warrants are to be sold pursuant to the Securities Purchase Agreement dated January 18, 2011, as amended January 19, 2011.

We have acted as counsel for the Company in connection with the Shares, Warrants and Warrant Shares. For purposes of this opinion, we have examined and relied upon such documents, records, certificates and other instruments as we have deemed necessary.

The opinions expressed below are limited to the Delaware General Corporation Law, including the applicable provisions of the Delaware Constitution and the reported cases interpreting those laws.

Based upon and subject to the foregoing, we are of the opinion that (i) the Shares, when sold as provided in the Securities Purchase Agreement and as described in the Prospectus, will be duly authorized, validly issued, fully paid and non-assessable, (ii) provided that the Warrants have been duly executed and delivered by the Company and duly delivered to the purchasers thereof against payment therefor, then the Warrants, when issued and sold as provided in the Securities Purchase Agreement and as described in the Prospectus, will be valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditors’ rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding at law or in equity) and implied covenants of good faith and fair dealing, and (iii) the Warrant Shares, when issued and paid for as provided in the Warrants, will be validly issued, fully paid and non-assessable.

We hereby consent to your filing this opinion as an exhibit to a Current Report on Form 8-K to be incorporated by reference in the Registration Statement and to the use of our name

pSivida Corp.	-2-	January 19, 2011

under the caption “Legal Matters” in the Prospectus contained therein. Our consent shall not be deemed an admission that we are experts whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

This opinion may be used only in connection with the offer and sale of the Shares, Warrants and Warrant Shares while the Registration Statement remains effective.

Very truly yours,

/s/ Ropes & Gray LLP

Ropes & Gray LLP